                                                                    EXHIBIT 99.1

CONTACT:        Robert Gross
                President and Chief Executive Officer
                (585) 647-6400

                Catherine D'Amico
                Executive Vice President - Finance
                Chief Financial Officer
                (585) 647-6400

                Investor Relations:
                Cara O'Brien/Melissa Myron
                Media Contact:
                Melissa Merrill
                Financial Dynamics
                (212) 850-5600


FOR IMMEDIATE RELEASE
---------------------

        MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD THIRD QUARTER RESULTS
                             ~ Sales Increase 25% ~
                           ~ Net Income Improves 21% ~

         ROCHESTER, N.Y. - JANUARY 18, 2005 - MONRO MUFFLER BRAKE, INC. (NASDAQ:
MNRO) announced today record financial results for the third quarter ended December 25, 2004.

         Third quarter sales increased 24.7% to $80.5 million compared to $64.5 million last year. Comparable store sales were up 2.4% due in large part to an approximate 15% increase in the comparable store maintenance service category, including a 15% increase in comparable store oil changes, and a 5% increase in comparable store tire sales. New stores contributed $14.8 million during the quarter.

         Gross margin was 39.6% versus 39.1% in the year-ago period. Gross margin improved, despite the sales mix shift toward lower margin oil changes and tires, largely due to the Company's leveraging of its fixed costs. Selling, general, and administrative expenses, as a percentage of sales, increased slightly to 31.5% from 31.0% last year, due in large part to higher than anticipated costs associated with Sarbanes-Oxley requirements. Net income increased 20.5% to a record $3.7 million, or $0.25 per diluted share, compared to $3.0 million, or $0.21 per diluted share, in the comparable period last year. The Company added 14 stores, including five stores acquired from Rice Tire and seven BJ's locations, and closed two stores during the quarter.

         Sales for the nine month period increased 20.7% to a record $256.3 million from $212.3 million in the comparable period last year. Net income increased 16.5% to a record $17.3 million, or $1.19 per diluted share, compared to $14.8 million, or $1.02 per diluted share, in the year ago period.

         Robert G. Gross, President and Chief Executive Officer, commented, "During the third quarter, we generated positive same store sales, as well as net income growth in excess of 20%, despite the fact that consumers continued to defer purchases of substantial items such as brakes, struts, and exhaust. Our same store traffic, up approximately 6% in the quarter, continues to increase and customer loyalty is strong. We believe this means we are well positioned to benefit when consumers find they can no longer defer essential higher ticket purchases."

         Looking to the balance of the year, while pleased with overall trends in the business such as a December comparable store sales increase of 5% and a January month-to-date increase of approximately 5.5%, the Company remains cautious with respect to macroeconomic factors and their impact on consumers. Based on year-to-date results and the expectation for an approximate 3% to 5% comparable store sales increase in the fourth quarter, the Company currently expects diluted earnings per share for the full year to be near the low to midpoint of its previously announced range of $1.36 to $1.40, compared to $1.18 per diluted share last year.

         Mr. Gross concluded, "Despite continued challenges, we have achieved double digit growth in both the top and bottom line year-to-date, and we are very pleased with our overall results. Further, we are encouraged by our solid position in the marketplace and believe we are rising above the competition thanks to our dedicated employees, strict operating discipline, a sharp focus on customer service, a targeted marketing strategy, and the competitive pricing of oil changes, which has proven to be a key traffic driver."

         "In addition, as we look to enhance on our industry leading position, we continue to view our acquisition strategy as an important component of our store expansion and growth objectives. This strategy remains on track, as evidenced by our recent agreement to acquire ten Mr. Tire stores in southern Maryland. These stores generate approximately $12.5 million in annual sales and the purchase price of $7.5 million will be paid with $1 million in cash and $6.5 million in Monro common stock. We remain very focused on finding similar opportunities that will allow us to grow our store base at compelling prices, further build our market share in key geographic areas and increase profitability over the short and long term."

         Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 612 stores and has 16 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro's stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.

         The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company's stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company's Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 27, 2004.

                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                                   (Unaudited)
                (Amounts in thousands, except per share amounts)

                                                Quarter Ended Fiscal December
                                            -----------------------------------
                                                  2004                2003            % Change
                                            ----------------    ---------------       --------

Sales                                       $         80,522    $        64,549            24.7%

Cost of sales, including
     distribution and occupancy costs                 48,659             39,291            23.8
                                            ----------------    ---------------

Gross profit                                          31,863             25,258            26.2

Operating, selling, general and
     administrative expenses                          25,371             19,981            27.0
                                            ----------------    ---------------

Operating income                                       6,492              5,277            23.0

Interest expense, net                                    638                515            23.8

Other income, net                                        (37)              (123)
                                            -----------------   ----------------

Income before provision for
     income taxes                                      5,891              4,885            20.6

Provision for income taxes                             2,239              1,854            20.8
                                            ----------------    ---------------

Net income                                  $          3,652    $         3,031            20.5
                                            ================    ===============

Diluted earnings per common share           $           0.25    $          0.21            19.0%
                                            ================    ===============

Weighted average number of
     diluted shares outstanding                       14,554             14,612

Number of stores open
     (at end of quarter)                                 611                565


                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                                   (Unaudited)
                (Amounts in thousands, except per share amounts)


                                          Nine Months Ended Fiscal December
                                         -----------------------------------
                                               2004                2003            % Change
                                         ----------------    ---------------     -------------

Sales                                    $        256,290    $       212,298            20.7%

Cost of sales, including
     distribution and occupancy costs             150,048            123,351            21.6
                                         ----------------    ---------------

Gross profit                                      106,242             88,947            19.4

Operating, selling, general and
     administrative expenses                       76,226             63,127            20.8
                                         ----------------    ---------------

Operating income                                   30,016             25,820            16.3

Interest expense, net                               1,812              1,997            (9.3)

Other expense (income), net                           303               (123)
                                         ----------------    ----------------

Income before provision for
     income taxes                                  27,901             23,946            16.5

Provision for income taxes                         10,603              9,099            16.5
                                         ----------------    ---------------

Net income                               $         17,298    $        14,847            16.5
                                         ================    ===============

Diluted earnings per share               $          1.19     $          1.02            16.7%
                                         ===============     ===============

Weighted average number of
     diluted shares outstanding                    14,530             14,537


                            MONRO MUFFLER BRAKE, INC.
                              Financial Highlights
                                   (Unaudited)
                             (Dollars in thousands)


                                                     December 25,              March 27,
                                                          2004                   2004
                                                  ------------------      ------------------
ASSETS

Current assets

   Cash                                           $              879      $            1,533

   Inventories                                                60,233                  54,050

   Other current assets                                       14,922                  15,159
                                                  ------------------      ------------------

     Total current assets                                     76,034                  70,742

Property, plant and equipment, net                           162,399                 159,716

Other noncurrent assets                                       35,625                  32,332
                                                  ------------------      ------------------

      Total assets                                $          274,058      $          262,790
                                                  ==================      ==================


LIABILITIES AND SHAREHOLDERS' EQUITY

   Current liabilities                            $           50,233      $           42,578

   Long-term debt                                             51,844                  68,763

   Other long-term liabilities                                 9,023                   7,650
                                                  ------------------      ------------------

     Total liabilities                                       111,100                 118,991

   Total shareholders' equity                                162,958                 143,799
                                                  ------------------      ------------------

      Total liabilities and shareholders' equity  $          274,058      $          262,790
                                                  ==================      ==================





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